Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
FOR IMMEDIATE RELEASE	713-570-3000

CROWN CASTLE INTERNATIONAL RAISES $1.9 BILLION IN

SENIOR SECURED TOWER REVENUE NOTES OFFERING

MAY 26, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that it has priced $1.9 billion of Senior Secured Tower Revenue Notes, Series 2005-1 (“Notes”), that will be issued by certain of its indirect subsidiaries in a private transaction. The offering consists of five classes of Notes, which are expected to be rated investment grade. The weighted average interest rate on the various classes of Notes is approximately 4.89%. Further, all of the Notes have an expected life of five years with a final maturity of June 2035. Crown Castle expects the offering to close on June 8, 2005.

Crown Castle expects to use the net proceeds received from this offering to fund the tender for all of its outstanding 10 3/4% Senior Notes, 9 3/8% Senior Notes, 7.5% Senior Notes and 7.5% Series B Senior Notes, to fund the redemption of its outstanding 9% Senior Notes, 9 1/2% Senior Notes, 10 3/8% Senior Discount Notes and 11 1/4% Senior Discount Notes and to repay its outstanding Crown Castle Atlantic credit facility. The balance of the net proceeds is expected to be available for general corporate purposes.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which any such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Notes are offered to qualified institutional buyers under Rule 144A, to persons outside of the United States under Regulation S and to institutional investors that are Accredited Investors under Rule 501. The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the rating of the Notes, (ii) the life and maturity of the Notes, (iii) the closing date of the Notes offering and (iv) the use of proceeds from the Notes offering. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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